Exhibit 99.1

BIMI Announces Results of 2023 Annual General Meeting of Stockholders

New York, January 3rd, 2024 — BIMI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), a healthcare products and services provider, today announced the results of the Company’s 2022 Annual General Meeting of Stockholders (the “Annual Meeting”) held on Dec 29, 2023 at 11:00 a.m. at the offices of the Company, 725 5th Ave, New York, NY 10022.

At the Annual General Meeting the shareholders voted and approved;

1. The election of seven directors to serve on the board of directors of the Company, until the next annual meeting of Stockholders and until their respective successors have been duly elected and qualified;

2. The adoption of an amendment to the Company’s Amended and Restated Bylaws to change the Company’s staggered board (also known as classified board) to a standard board composition;

3. The adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation to change the Company’s name to BIMI International Medical Inc.;

4. On a non-binding advisory basis, the compensation of the Company’s executive officers;

5. On a non-binding advisory basis, annual non-binding advisory votes on resolutions approving named executive officer compensation (“Say When on Pay Vote”); and

6. Ratified the appointment of Enrome LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2023.

About BIMI International Medical Inc.

BIMI International Medical Inc. is a healthcare products and services provider, offering a broad range of healthcare products and related services in the U.S. and Asia. For more information, please visit usbimi.com.

Investor Relations Contact

Investor Relations Department of BIMI International Medical Inc.

Email: vinson@usbimi.com

Tel: +1 949 981 6274